EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Reports 2016 Fourth Quarter and Year-End Results, and Announces 2017 Non-GAAP Operating Income1 Guidance and Participation by Management at Industry Conferences

Fourth Quarter Ended December 31, 2016
Net Income Per Share - $1.01
Non-GAAP Operating Income Per Share - $0.86
Net Realized Investment Gains Per Share - $0.15
Catastrophe and Storm Losses Per Share - $0.07
GAAP Combined Ratio - 91.7 percent

Year Ended December 31, 2016
Net Income Per Share - $2.20
Non-GAAP Operating Income Per Share - $2.07
Net Realized Investment Gains Per Share - $0.13
Catastrophe and Storm Losses Per Share - $1.48
GAAP Combined Ratio - 97.7 percent

2017 Non-GAAP Operating Income Guidance - $1.35 to $1.55 per share

DES MOINES, Iowa (February 10, 2017) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”), today reported net income of $21.3 million ($1.01 per share) for the fourth quarter ended December 31, 2016, compared to net income of $9.9 million ($0.48 per share) for the fourth quarter of 2015. For the year ended December 31, 2016, the Company reported net income of $46.2 million ($2.20 per share), compared to $50.2 million ($2.43 per share) for the same period in 2015.

Non-GAAP operating income, which excludes realized investment gains/losses from net income, totaled $18.2 million ($0.86 per share) for the fourth quarter of 2016, compared to $13.4 million ($0.65 per share) for the fourth quarter of 2015. For the year ended December 31, 2016, the Company reported non-GAAP operating income of $43.6 million ($2.07 per share), compared to $46.2 million ($2.24 per share) for the same period in 2015.

The Company’s GAAP combined ratio was 91.7 percent in the fourth quarter of 2016, compared to 94.1 percent in the fourth quarter of 2015. For the year ended December 31, 2016, the Company’s GAAP combined ratio was 97.7 percent, compared to 96.3 percent in 2015.

“We are pleased to report our lowest fourth quarter GAAP combined ratio since 2005,” stated President and Chief Executive Officer Bruce G. Kelley. “The property and casualty insurance segment performed better than expected, which allowed us to exceed expectations.”

“Our new intercompany reinsurance program for the property and casualty insurance segment performed as expected given the quarterly amount of catastrophe and storm losses that were reported. For 2017, we anticipate more consistency in our quarterly results as the intercompany reinsurance programs for both the property and casualty insurance segment and the reinsurance segment were renewed.”

Management is projecting 2017 non-GAAP operating income will be within a range of $1.35 to $1.55 per share. This guidance is based on a projected GAAP combined ratio of 100.3 percent for the year and investment income flat to down slightly. The projected GAAP combined ratio has a load of 9.4 points for catastrophe and storm losses, up from the relatively low 8.1 points experienced in 2016. Net realized investment gains/losses resulting from the sale of assets are not predictable due to changing market conditions and the discretionary nature of such events. As a result, management is unable to accurately project the Company’s annual net income, and therefore utilizes non-GAAP operating income in the Company’s projected annual guidance.

Kelley continued, “The 2017 guidance reflects management’s expectation for further rate softening and increased competition, which will continue to pressure margins in both segments. As we continue to gain traction from the commercial auto and personal lines initiatives we have underway, we remain optimistic that we will begin to see gradual improvement in the performance of these lines of business during 2017.”

Premiums earned increased 7.0 percent and 3.9 percent for the fourth quarter and year ended December 31, 2016. In the property and casualty insurance segment, premiums earned increased 3.4 percent and 2.1 percent for the fourth quarter and year ended December 31, 2016. The new intercompany reinsurance program between the Company’s three property and casualty insurance subsidiaries and Employers Mutual Casualty Company (Employers Mutual), the Company’s parent organization, reduced premiums earned by $765,000 and $7.8 million for the fourth quarter and year ended December 31, 2016. Excluding the cost of this program, premiums earned increased 4.1 percent and 3.8 percent, respectively. The majority of these increases are attributed to growth in insured exposures, an increase in new business, an increase in retained policies in the commercial lines of business, and small rate level increases on renewal business.

In the reinsurance segment, premiums earned increased 22.1 percent and 10.5 percent for the fourth quarter and year ended December 31, 2016. These increases reflect changes in the total cost of the revised intercompany reinsurance program with Employers Mutual, as well as a $7.2 million negative premium adjustment recorded in the fourth quarter of 2015. Excluding these factors, premiums earned decreased approximately 3.0 percent for the fourth quarter, but increased approximately 2.6 percent for the year ended December 31, 2016. The decrease for the fourth quarter was driven by a decline in pro rata business, which was partially offset by an increase in excess of loss business.

The total cost of the reinsurance segment’s revised intercompany reinsurance program increased $134,000 for the fourth quarter, but declined $2.3 million for the year ended December 31, 2016. In 2016, the total cost of the intercompany reinsurance program includes the premiums paid to Employers Mutual, as well as the cost of Industry Loss Warranties (ILWs) that were purchased from external parties to provide increased protection in peak exposure territories. During 2015, the premium paid to Employers Mutual (8 percent of total assumed reinsurance premiums written) included the cost of ILWs purchased by Employers Mutual for its benefit.

Catastrophe and storm losses totaled $2.4 million ($0.07 per share after tax) in the fourth quarter of 2016, compared to $3.6 million ($0.11 per share after tax) in the fourth quarter of 2015. Catastrophe and storm losses were capped at $512,000 in the property and casualty insurance segment because the retention amount under the July 1 to December 31 treaty was reached. Fourth quarter 2016 catastrophe and storm losses accounted for 1.6 percentage points of the combined ratio, which was below the Company’s most recent 10-year average of 3.1 percentage points for this period and the 2.6 percentage points experienced in the fourth quarter of 2015.

For the year ended December 31, 2016, catastrophe and storm losses totaled $47.9 million ($1.48 per share after tax), compared to $44.4 million ($1.40 per share after tax) in 2015. The property and casualty insurance segment recovered $7.5 million of catastrophe and storm losses from Employers

Mutual under the intercompany reinsurance program during 2016. No recoveries were made under the reinsurance segment’s intercompany reinsurance program during 2016.

The Company reported $11.8 million ($0.36 per share after tax) of favorable development on prior years’ reserves during the fourth quarter of 2016, compared to $15.2 million ($0.47 per share after tax) in the fourth quarter of 2015. Included in the reported amount for the fourth quarter of 2015 is $1.9 million of favorable “mechanical” development resulting from a change in the allocation of bulk reserves between the current and prior accident years. For the year ended December 31, 2016, the Company reported favorable development of $40.9 million ($1.27 per share after tax), compared to $35.1 million ($1.11 per share after tax) in 2015. Included in the reported amount for 2016 is $5.6 million of favorable “mechanical” development resulting from the change in the property and casualty insurance segment’s reserving methodology, and included in the 2015 amount is $0.6 million of adverse “mechanical” development resulting from a change in the allocation of bulk reserves between the current and prior accident years. Excluding the “mechanical” development amounts, which do not have any impact on earnings, the implied amounts of favorable development that had an impact on earnings would be approximately $11.8 million and $35.3 million for the fourth quarter and year ended December 31, 2016, compared to $13.3 million and $35.7 million for the same periods in 2015.

On a segment basis, fourth quarter 2016 favorable development totaled $7.8 million in the property and casualty insurance segment and $4.0 million in the reinsurance segment. The favorable development in the property and casualty insurance segment was primarily driven by moderate reductions in the ultimate loss ratios for several accident years in the workers’ compensation line of business and a reduction in settlement expense reserves. The favorable development in the reinsurance segment was primarily driven by a reduction in carried reserves primarily associated with the 2015 accident year.

Large losses are defined as reported current accident year losses greater than $500,000 for the EMC Insurance Companies' pool, excluding catastrophe and storm losses. Under the property and casualty insurance segment's prior reserving methodology, large losses had a direct impact on earnings. Under the new reserving methodology, large losses are taken into consideration when establishing the current accident quarter/year ultimate estimates of losses, but there is no longer a direct relationship between large losses and earnings. As a result, beginning in the third quarter of 2016, large losses are no longer being reported separately.

Net investment income totaled $11.6 million for the fourth quarter ended December 31, 2016, which is consistent with the fourth quarter of 2015. Net investment income increased 4.2 percent to $47.5 million for the year ended December 31, 2016, from $45.6 million for the same period in 2015. This increase primarily reflects growth in dividend income and income from other invested assets portfolio.

Net realized investment gains totaled $4.7 million ($0.15 per share after tax) and $4.1 million ($0.13 per share after tax) for the fourth quarter and year ended December 31, 2016, compared to net realized investment losses of $5.4 million ($0.17 per share after tax) and net realized investment gains of $6.2 million ($0.19 per share after tax) for the same periods in 2015. Included in net realized investment gains reported for the fourth quarter and year ended December 31, 2016 are $1.2 million and $6.5 million, respectively, of net realized investment losses attributed to declines in the carrying value of a limited partnership that helps protect the Company from a sudden and significant decline in the value of its equity portfolio. Included in the net realized investment gains/losses reported for the fourth quarter and year ended December 31, 2015 are net realized investment losses of $5.3 million and $1.5 million, respectively, attributed to declines in the carrying value of this limited partnership.

Income tax expense totaled $7.9 million and $17.0 million for the fourth quarter and year ended December 31, 2016, compared to $4.0 million and $21.5 million for the same periods. The effective tax rate was 27.1 percent and 26.9 percent for the fourth quarter and year ended December 31, 2016, compared to 28.9 percent and 30.0 percent for the same periods in 2015. In the fourth quarter of 2016, the Company benefited from an investment in a limited liability company that is designed to provide a return on investment through the receipt of renewable energy tax credits. The tax credits reduced the income tax expense, resulting in an increase in net income of approximately $1.3 million. Without these credits, the effective tax rate would have been 31.9 percent and 29.1 percent for the fourth quarter and year ended December 31, 2016.

At December 31, 2016, consolidated assets totaled $1.6 billion, including $1.5 billion in the investment portfolio, and stockholders’ equity totaled $553.3 million, an increase of 5.4 percent from December 31, 2015. Book value of the Company’s stock increased 3.2 percent to $26.07 per share from $25.26 per share at December 31, 2015, but declined 2.2 percent from September 30, 2016, due to a decline in the market value of the investment portfolio caused by an increase in interest rates. Book value excluding accumulated other comprehensive income increased 6.5 percent to $23.90 per share from $22.45 per share at December 31, 2015, and increased 3.5% from $23.09 on September 30, 2016. These increases were primarily driven by net income for the periods represented.

The Company will hold an earnings teleconference call at noon Eastern time on Friday, February 10, 2017, to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the fourth quarter and year ended December 31, 2016, as well as its expectations for 2017. Dial-in information for the call is toll-free 1-866-652-5200 (International: 1-412-317-6060).

Members of the news media, investors and the general public are invited to access a live webcast of the conference call via the Company’s investor relations page at www.emcins.com/ir. The webcast will be archived and available for replay for approximately 90 days following the earnings call. A transcript of the teleconference will be available on the Company’s website shortly after the completion of the teleconference.

Participation by Management at Industry Conferences
On March 8, 2017, Mark E. Reese, Senior Vice President and Chief Financial Officer will participate in meetings with institutional investors at the RBC Capital Markets Financial Institutions Conference in New York. The conference will take place at the Lotte New York Palace Hotel, located at 455 Madison Avenue, New York, NY.

Additionally, on Tuesday, March 21, 2017, Bruce G. Kelley and Kevin J. Hovick, Executive Vice President & COO, will present at the 21st Annual New York Society of Security Analysts (NYSSA) Insurance Conference in New York. The presentation will occur at 11:20 a.m. Eastern time at the offices of the NYSSA, located at 1540 Broadway, New York, NY. Interested persons may access the presentation slides on the Company’s investor relations website at http://www.emcins.com/ir/Presentations.aspx on the day of the presentation. A live webcast of the event will not be available to the general public.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual. EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•catastrophic events and the occurrence of significant severe weather conditions;
•the adequacy of loss and settlement expense reserves;
•state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•rating agency actions;
•“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Management uses certain non-GAAP financial measures for evaluating the Company’s performance. One of the primary non-GAAP financial measures utilized by management for evaluating the Company’s performance is operating income. Management’s operating income guidance is also considered a non-GAAP financial measure.

1Non-GAAP Operating income: Non-GAAP operating income is calculated by excluding net realized investment gains/losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. While realized investment gains/losses are integral to the Company’s insurance operations over the long term, the decision to realize investment gains or losses in any particular period is subject to changing market conditions and management’s discretion, and is independent of the Company’s insurance operations. The Company’s calculation of non-GAAP operating income may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s measure of non-GAAP operating income to the measure used by other companies.

Management believes non-GAAP operating income is useful to investors because it illustrates the performance of the Company’s normal, ongoing operations, which is important in understanding and evaluating the Company’s financial condition and results of operations. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of net income. Therefore, the Company has provided the following reconciliations of the GAAP financial measures of net income and net income per share, to the non-GAAP financial measures of non-GAAP operating income and non-GAAP operating income per share.

RECONCILIATION OF NET INCOME TO NON-GAAP OPERATING INCOME
($ in thousands)
	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net income	$21,292	$9,895	$46,203	$50,162
Realized investment gains (losses)	4,717	(5,402)	4,074	6,153
Income tax expense (benefit)	1,651	(1,890)	1,426	2,154
Net realized investment gains (losses)	3,066	(3,512)	2,648	3,999
Non-GAAP operating income	$18,226	$13,407	$43,555	$46,163

RECONCILIATION OF NET INCOME PER SHARE TO NON-GAAP OPERATING INCOME PER SHARE
	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net income per share	$1.01	$0.48	$2.20	$2.43
Realized investment gains (losses) per share	0.22	(0.26)	0.19	0.29
Income tax expense (benefit) per share	0.07	(0.09)	0.06	0.10
Net realized investment gains (losses) per share	0.15	(0.17)	0.13	0.19
Non-GAAP operating income per share	$0.86	$0.65	$2.07	$2.24

Industry Metric - Premiums Written
2Premiums written: Premiums written is an industry metric used in statutory accounting to quantify the amount of insurance sold during a specified reporting period. Management analyzes trends in premiums written to assess business efforts, and uses it as a financial measure for goal setting and determining a portion of employee and senior management awards and compensation. Premiums earned, used in both statutory and GAAP accounting, is the recognition of the portion of premiums written directly related to the expired portion of an insurance policy for a given reporting period. The unexpired portion of premiums written is referred to as unearned premiums, and represents the portion of premiums written that would be returned to a policyholder upon cancellation of a policy.

CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended December 31, 2016	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$117,878	$33,166	$—	$151,044
Investment income, net	8,362	3,241	4	11,607
Other income	128	902	—	1,030
	126,368	37,309	4	163,681
Losses and expenses:
Losses and settlement expenses	69,162	21,633	—	90,795
Dividends to policyholders	2,508	—	—	2,508
Amortization of deferred policy acquisition costs	20,364	7,299	—	27,663
Other underwriting expenses	16,624	854	—	17,478
Interest expense	84	—	—	84
Other expenses	163	—	511	674
	108,905	29,786	511	139,202
Operating income (loss) before income taxes	17,463	7,523	(507)	24,479
Realized investment gains	4,709	8	—	4,717
Income (loss) before income taxes	22,172	7,531	(507)	29,196
Income tax expense (benefit):
Current	5,646	1,122	(147)	6,621
Deferred	1,309	(129)	103	1,283
	6,955	993	(44)	7,904
Net income (loss)	$15,217	$6,538	$(463)	$21,292
Average shares outstanding				21,132,500
Per Share Data:
Net income (loss) per share - basic and diluted	$0.72	$0.31	$(0.02)	$1.01
Catastrophe and storm losses (after tax)	$0.01	$0.06	$—	$0.07
Large losses* (after tax)	N/A	N/A	N/A	N/A
Reported favorable development experienced on prior years' reserves (after tax)	$0.24	$0.12	$—	$0.36
Favorable development that had no impact on earnings (after tax)	—	—	—	—
Implied favorable development that had an impact on earnings (after tax)	$0.24	$0.12	$—	$0.36
Dividends per share				$0.210
Other Information of Interest:
Premiums written[2]	$92,969	$32,276	$—	$125,245
Catastrophe and storm losses	$512	$1,861	$—	$2,373
Large losses*	N/A	N/A	N/A	N/A
Reported favorable development experienced on prior years' reserves	$(7,784)	$(4,048)	$—	$(11,832)
Favorable development that had no impact on earnings	—	—	—	—
Implied favorable development that had an impact on earnings	$(7,784)	$(4,048)	$—	$(11,832)
GAAP Ratios:
Loss and settlement expense ratio	58.7%	65.2%	—	60.1%
Acquisition expense ratio	33.5%	24.6%	—	31.6%
Combined ratio	92.2%	89.8%	—	91.7%

*Large losses are defined as reported current accident year losses greater than $500 for the EMC Insurance Companies' pool, excluding catastrophe and storm losses. Under the property and casualty insurance segment's prior reserving methodology, large losses had a direct impact on earnings. Under the new reserving methodology implemented during the third quarter of 2016, large losses are taken into consideration when establishing the current accident quarter/year ultimate estimates of losses, but there is no longer a direct relationship between large losses and earnings. As a result, it is no longer meaningful to report large losses separately.

CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share and per share amounts)
Quarter ended December 31, 2015	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$113,985	$27,157	$—	$141,142
Investment income, net	8,367	3,269	—	11,636
Other income (loss)	189	(86)	—	103
	122,541	30,340	—	152,881
Losses and expenses:
Losses and settlement expenses	76,415	13,718	—	90,133
Dividends to policyholders	1,213	—	—	1,213
Amortization of deferred policy acquisition costs	19,698	3,663	—	23,361
Other underwriting expenses	16,170	1,897	—	18,067
Interest expense	84	—	—	84
Other expenses	180	—	518	698
	113,760	19,278	518	133,556
Operating income (loss) before income taxes	8,781	11,062	(518)	19,325
Realized investment losses	(3,703)	(1,699)	—	(5,402)
Income (loss) before income taxes	5,078	9,363	(518)	13,923
Income tax expense (benefit):
Current	317	2,880	(180)	3,017
Deferred	862	149	—	1,011
	1,179	3,029	(180)	4,028
Net income (loss)	$3,899	$6,334	$(338)	$9,895
Average shares outstanding				20,755,198
Per Share Data:
Net income (loss) per share - basic and diluted	$0.19	$0.31	$(0.02)	$0.48
Catastrophe and storm losses (after tax)	$0.03	$0.08	$—	$0.11
Large losses* (after tax)	$0.40	$—	$—	$0.40
Reported (adverse) favorable development experienced on prior years' reserves (after tax)	$(0.01)	$0.48	$—	$0.47
Favorable development that had no impact on earnings (after tax)	(0.01)	(0.04)	—	(0.05)
Implied (adverse) favorable development that had an impact on earnings (after tax)	$(0.02)	$0.44	$—	$0.42
Dividends per share				$0.190
Other Information of Interest:
Premiums written[2]	$90,105	$27,590	$—	$117,695
Catastrophe and storm losses	$958	$2,661	$—	$3,619
Large losses*	$12,786	$—	$—	$12,786
Reported adverse (favorable) development experienced on prior years' reserves	$338	$(15,495)	$—	$(15,157)

Favorable development that had no impact on earnings	423	1,454	—	1,877
Implied adverse (favorable) development that had an impact on earnings	$761	$(14,041)	$—	$(13,280)
GAAP Ratios:
Loss and settlement expense ratio	67.0%	50.5%	—	63.9%
Acquisition expense ratio	32.6%	20.5%	—	30.2%
Combined ratio	99.6%	71.0%	—	94.1%

*Large losses are defined as reported current accident year losses greater than $500 for the EMC Insurance Companies' pool, excluding catastrophe and storm losses.

CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED
($ in thousands, except share and per share amounts)
Year ended December 31, 2016	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$456,467	$135,941	$—	$592,408
Investment income, net	33,886	13,591	13	47,490
Other income	594	417	—	1,011
	490,947	149,949	13	640,909
Losses and expenses:
Losses and settlement expenses	294,369	92,528	—	386,897
Dividends to policyholders	13,800	—	—	13,800
Amortization of deferred policy acquisition costs	78,493	29,910	—	108,403
Other underwriting expenses	66,463	3,149	—	69,612
Interest expense	337	—	—	337
Other expenses	721	—	2,006	2,727
	454,183	125,587	2,006	581,776
Operating income (loss) before income taxes	36,764	24,362	(1,993)	59,133
Realized investment gains (losses)	4,082	(8)	—	4,074
Income (loss) before income taxes	40,846	24,354	(1,993)	63,207
Income tax expense (benefit):
Current	12,071	6,723	(733)	18,061
Deferred	(469)	(623)	35	(1,057)
	11,602	6,100	(698)	17,004
Net income (loss)	$29,244	$18,254	$(1,295)	$46,203
Average shares outstanding				21,006,302
Per Share Data:
Net income (loss) per share - basic and diluted	$1.39	$0.87	$(0.06)	$2.20
Catastrophe and storm losses (after tax)	$1.09	$0.39	$—	$1.48
Large losses* (after tax)	N/A	N/A	N/A	N/A
Reported favorable development experienced on prior years' reserves (after tax)	$0.93	$0.34	$—	$1.27
Favorable development that had no impact on earnings (after tax)	(0.17)	—	—	(0.17)
Implied favorable development that had an impact on earnings (after tax)	$0.76	$0.34	$—	$1.10
Dividends per share				$0.780
Book value per share				$26.07
Effective tax rate				26.9%

Net income as a percent of beg. SH equity				8.8%
Other Information of Interest:
Premiums written[2]	$463,673	$131,030	$—	$594,703
Catastrophe and storm losses	$35,299	$12,608	$—	$47,907
Large losses*	N/A	N/A	N/A	N/A
Reported favorable development experienced on prior years' reserves	$(30,013)	$(10,928)	$—	$(40,941)
Favorable development that had no impact on earnings	5,592	—	—	5,592
Implied favorable development that had an impact on earnings	$(24,421)	$(10,928)	$—	$(35,349)
GAAP Ratios:
Loss and settlement expense ratio	64.5%	68.1%	—	65.3%
Acquisition expense ratio	34.8%	24.3%	—	32.4%
Combined ratio	99.3%	92.4%	—	97.7%

*Large losses are defined as reported current accident year losses greater than $500 for the EMC Insurance Companies' pool, excluding catastrophe and storm losses. Under the property and casualty insurance segment's prior reserving methodology, large losses had a direct impact on earnings. Under the new reserving methodology implemented during the third quarter of 2016, large losses are taken into consideration when establishing the current accident quarter/year ultimate estimates of losses, but there is no longer a direct relationship between large losses and earnings. As a result, it is no longer meaningful to report large losses separately. The amount of large losses previously reported for the first six months of 2016 has not been carried forward and disclosed for the year ended December 31, 2016, because it would not be comparable to the amount reported for 2015.

CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share and per share amounts)
Year ended December 31, 2015	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$447,197	$123,069	$—	$570,266
Investment income, net	32,668	12,923	(9)	45,582
Other income	771	954	—	1,725
	480,636	136,946	(9)	617,573
Losses and expenses:
Losses and settlement expenses	291,883	78,853	—	370,736
Dividends to policyholders	7,705	—	—	7,705
Amortization of deferred policy acquisition costs	75,701	26,483	—	102,184
Other underwriting expenses	63,954	4,464	—	68,418
Interest expense	337	—	—	337
Other expenses	748	—	1,942	2,690
	440,328	109,800	1,942	552,070
Operating income (loss) before income taxes	40,308	27,146	(1,951)	65,503
Realized investment gains	4,163	1,990	—	6,153
Income (loss) before income taxes	44,471	29,136	(1,951)	71,656
Income tax expense (benefit):
Current	10,830	8,463	(682)	18,611
Deferred	2,174	709	—	2,883
	13,004	9,172	(682)	21,494
Net income (loss)	$31,467	$19,964	$(1,269)	$50,162
Average shares outstanding				20,621,919
Per Share Data:
Net income (loss) per share - basic and diluted	$1.52	$0.97	$(0.06)	$2.43
Catastrophe and storm losses (after tax)	$0.93	$0.47	$—	$1.40

Large losses* (after tax)	$1.08	$—	$—	$1.08
Reported favorable development experienced on prior years' reserves (after tax)	$0.44	$0.67	$—	$1.11
(Favorable) adverse development that had no impact on earnings (after tax)	(0.02)	0.03	—	0.01
Implied favorable development that had an impact on earnings (after tax)	$0.42	$0.70	$—	$1.12
Dividends per share				$0.693
Book value per share				$25.26
Effective tax rate				30.0%
Net income as a percent of beg. SH equity				10.0%
Other Information of Interest:
Premiums written[2]	$454,434	$124,504	$—	$578,938
Catastrophe and storm losses	$29,609	$14,765	$—	$44,374
Large losses*	$34,239	$—	$—	$34,239
Reported favorable development experienced on prior years' reserves	$(13,839)	$(21,275)	$—	$(35,114)
Favorable (adverse) development that had no impact on earnings	423	(1,041)	—	(618)
Implied favorable development that had an impact on earnings	$(13,416)	$(22,316)	$—	$(35,732)
GAAP Ratios:
Loss and settlement expense ratio	65.3%	64.1%	—	65.0%
Acquisition expense ratio	32.9%	25.1%	—	31.3%
Combined ratio	98.2%	89.2%	—	96.3%

*Large losses are defined as reported current accident year losses greater than $500 for the EMC Insurance Companies' pool, excluding catastrophe and storm losses.

CONSOLIDATED BALANCE SHEETS
	December 31, 2016	December 31, 2015
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,189,525 and $1,130,217)	$1,199,699	$1,161,025
Equity securities available-for-sale, at fair value (cost $147,479 and $144,176)	213,839	206,243
Other long-term investments	12,506	9,930
Short-term investments	39,670	38,599
Total investments	1,465,714	1,415,797

Cash	307	224
Reinsurance receivables due from affiliate	21,326	24,236
Prepaid reinsurance premiums due from affiliate	9,309	6,563
Deferred policy acquisition costs (affiliated $40,660 and $40,535)	40,939	40,720
Prepaid pension and postretirement benefits due from affiliate	12,314	12,133
Accrued investment income	11,050	10,789
Amounts receivable under reverse repurchase agreements	20,000	16,850
Accounts receivable	2,076	804
Income taxes recoverable	—	1,735
Goodwill	942	942
Other assets (affiliated $4,632 and $4,595)	4,836	5,162
Total assets	$1,588,813	$1,535,955

LIABILITIES
Losses and settlement expenses (affiliated $685,533 and $671,169)	$690,532	$678,774
Unearned premiums (affiliated $243,682 and $238,637)	244,885	239,435
Other policyholders' funds (all affiliated)	13,068	8,721
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	11,222	6,408
Pension benefits payable to affiliate	4,097	4,299
Income taxes payable	2,359	—
Deferred income taxes	11,321	19,029
Other liabilities (affiliated $27,871 and $28,598)	32,987	29,351
Total liabilities	1,035,471	1,011,017

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 30,000,000 shares; issued and outstanding, 21,222,535 shares in 2016 and 20,780,439 shares in 2015	21,223	20,781
Additional paid-in capital	119,054	108,747
Accumulated other comprehensive income	46,081	58,433
Retained earnings	366,984	336,977
Total stockholders' equity	553,342	524,938
Total liabilities and stockholders' equity	$1,588,813	$1,535,955

LOSS AND SETTLEMENT EXPENSE BY LINE OF BUSINESS

	Three months ended December 31,
	2016			2015
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$28,492	$23,601	82.8%	$27,206	$24,291	89.3%
Property	27,720	11,822	42.6%	26,785	12,154	45.4%
Workers' compensation	25,245	11,691	46.3%	23,678	18,212	76.9%
Liability	24,544	18,693	76.2%	23,713	13,731	57.9%
Other	2,128	(660)	(31.0)%	2,035	60	3.0%
Total commercial lines	108,129	65,147	60.2%	103,417	68,448	66.2%

Personal lines	9,749	4,015	41.2%	10,568	7,967	75.4%
Total property and casualty insurance	$117,878	$69,162	58.7%	$113,985	$76,415	67.0%

Reinsurance
Pro rata reinsurance	$12,142	$5,131	42.3%	$7,267	$5,965	82.1%
Excess of loss reinsurance	21,024	16,502	78.5%	19,890	7,753	39.0%
Total reinsurance	$33,166	$21,633	65.2%	$27,157	$13,718	50.5%

Consolidated	$151,044	$90,795	60.1%	$141,142	$90,133	63.9%

	Year ended December 31,
	2016			2015
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$110,941	$93,364	84.2%	$105,904	$86,134	81.3%
Property	105,012	64,509	61.4%	104,303	65,806	63.1%
Workers' compensation	96,517	51,371	53.2%	92,828	57,803	62.3%
Liability	96,630	56,738	58.7%	92,665	48,399	52.2%
Other	8,374	(12)	(0.1)%	8,079	854	10.6%
Total commercial lines	417,474	265,970	63.7%	403,779	258,996	64.1%

Personal lines	38,993	28,399	72.8%	43,418	32,887	75.7%
Total property and casualty insurance	$456,467	$294,369	64.5%	$447,197	$291,883	65.3%

Reinsurance
Pro rata reinsurance	$56,317	$31,498	55.9%	$47,421	$29,433	62.1%
Excess of loss reinsurance	79,624	61,030	76.6%	75,648	49,420	65.3%
Total reinsurance	$135,941	$92,528	68.1%	$123,069	$78,853	64.1%

Consolidated	$592,408	$386,897	65.3%	$570,266	$370,736	65.0%

PREMIUMS WRITTEN[2]
	Three months ended December 31, 2016		Three months ended December 31, 2015
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$23,199	18.5%	$21,735	18.5%	6.7%
Property	21,066	16.8%	20,818	17.7%	1.2%
Workers' compensation	18,613	14.9%	17,717	15.0%	5.1%
Liability	19,359	15.5%	19,095	16.2%	1.4%
Other	1,783	1.4%	1,619	1.4%	10.1%
Total commercial lines	84,020	67.1%	80,984	68.8%	3.7%

Personal lines	8,949	7.1%	9,121	7.8%	(1.9)%
Total property and casualty insurance	$92,969	74.2%	$90,105	76.6%	3.2%

Reinsurance
Pro rata reinsurance	$10,918	8.7%	$8,420	7.1%	29.7%
Excess of loss reinsurance	21,358	17.1%	19,170	16.3%	11.4%
Total reinsurance	$32,276	25.8%	$27,590	23.4%	17.0%

Consolidated	$125,245	100.0%	$117,695	100.0%	6.4%

	Year ended December 31, 2016		Year ended December 31, 2015
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$113,173	19.1%	$108,682	18.7%	4.1%
Property	106,600	17.9%	106,671	18.4%	(0.1)%
Workers' compensation	99,509	16.7%	94,629	16.4%	5.2%
Liability	97,815	16.5%	94,860	16.4%	3.1%
Other	8,646	1.4%	8,032	1.4%	7.6%
Total commercial lines	425,743	71.6%	412,874	71.3%	3.1%

Personal lines	37,930	6.4%	41,560	7.2%	(8.7)%
Total property and casualty insurance	$463,673	78.0%	$454,434	78.5%	2.0%

Reinsurance
Pro rata reinsurance	$52,996	8.9%	$48,652	8.4%	8.9%
Excess of loss reinsurance	78,034	13.1%	75,852	13.1%	2.9%
Total reinsurance	$131,030	22.0%	$124,504	21.5%	5.2%

Consolidated	$594,703	100.0%	$578,938	100.0%	2.7%

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                 lisa.l.hamilton@emcins.com